UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 18, 2009

Hampton Roads Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	001-32968	54-2053718
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

999 Waterside Drive, Suite 200, Norfolk, Virginia 23510

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (757) 217-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Jack W. Gibson as Vice Chairman and Chief Executive Officer

On May 18, 2009, Jack W. Gibson retired from his positions as Chief Executive Officer of the Company and Vice Chairman of the Company’s Board of Directors (the “Board”). In connection with his retirement, Mr. Gibson entered into a separation agreement with the Company (the “Agreement”), a copy of which is attached hereto as Exhibit 10.1. The Agreement provides that Mr. Gibson was also deemed to have resigned from any other positions he held with the Company and its subsidiaries as of its execution.

Pursuant to the Agreement, the Company granted Mr. Gibson the option, on the latter of January 4, 2010 or such date as the Company is permitted to do so by law (“Option Date”), to require the Company to purchase 100,000 of his Company shares for the closing price of the Company’s stock on the Option Date. Should Mr. Gibson elect this option, the purchase price for said shares will be paid in twelve (12) equal monthly installments, with the first installment to be paid on the Option Date.

To the extent permitted by law, Mr. Gibson will retain his benefits under the following Company plans: Supplemental Retirement Plan, 401(k), Executive Savings, Stock Options, Restricted Stock, and Director Deferred Compensation. Benefits under these plans will be paid to Mr. Gibson in accordance with applicable plan terms.

Mr. Gibson will also provide consulting services to the Company as an independent contractor for a period of three years (the “Consultancy Period”) for the total sum of $1,300,000, to be paid in the amount of $600,000 beginning on May 18, 2009 and $700,000 on January 1, 2010. Mr. Gibson may also elect to continue participation in the Company’s medical plans as provided by COBRA. If he so chooses, the Company will pay 100% of Mr. Gibson’s COBRA premiums for 18 months.

The Agreement also subjects Mr. Gibson to non-solicitation, confidentiality and non-competition provisions. Finally, it contains a clawback provision.

On May 18, 2009, the Company issued a press release announcing the retirement of Mr. Gibson, as noted above.

Interim Office of the Chief Executive

In response to Mr. Gibson’s retirement, the Board formed an Interim Office of the Chief Executive (the “IOCE”) to oversee the day-to-day running of the Company’s operations. The members of the IOCE are Douglas J. Glenn, Scott C. Harvard, Neal A. Petrovich and David R. Twiddy. In their capacities as members of the IOCE, Messrs. Glenn, Harvard, Petrovich and Twiddy each have the authority to exercise all powers of the Chief Executive Officer. The Company’s Board will seek to identify appropriate candidates to assume the role of permanent Chief Executive Officer of the Company.

Douglas J. Glenn, 42, is director of the Company, Executive Vice President, Chief Operating Officer and General Counsel of the Company and the Bank of Hampton Roads (the “Bank”). He was appointed Executive Vice President and General Counsel effective November 1, 2007. He became Chief Operating Officer on February 10, 2009. He had been a director of the Company since March 2006. Prior to joining the Company, Mr. Glenn practiced law for sixteen years at Pender & Coward, P.C., Virginia Beach, Virginia. Mr. Glenn is the spouse of Tiffany K. Glenn, Executive Vice President, Investor Relations Officer and Corporate Secretary of the Company.

Scott C. Harvard, 54, is a director of the Company and Executive Vice President for Delmarva Operations, positions he assumed in 2008. Harvard is also President and CEO of Shore Bank, positions held since 1985. He was also a director of Shore Financial Corporation from 1985-2008. Harvard has served as Chairman of Federal Home Loan Bank of Atlanta’s Board of Directors since 2007.

Neal A. Petrovich, 47, has been employed by the Company as its Executive Vice President and Chief Financial Officer since February 2009. Prior to joining the Company, Mr. Petrovich held various positions with American National Bankshares, Inc. (“American National”), the holding company to American National Bank and Trust Company (the “Trust Company”), and the Trust Company. Most recently, he was the Senior Vice President, Chief Financial Officer, Treasurer and Secretary of American National and Executive Vice President, Chief Financial Officer, and Cashier of the Trust Company, positions he assumed at the end of 2005; prior thereto, from 2004 to 2005, he was the Senior Vice President, Chief Financial Officer and Cashier of the Trust Company.

David R. Twiddy, 51, has served as Executive Vice President of the Company since December 31, 2008. Mr. Twiddy also served as President and Chief Operating Officer of Gateway Bank & Trust Co. (“Gateway Bank”) from March 2005 through December 31, 2008, and President and Chief Executive Officer since December 31, 2008. He has also served as President of Gateway Investment Services, Inc. since January 2000. Prior to March 2005, he served as a Senior Executive Vice President of the Gateway Bank from 2000 through 2005 and as President of Gateway Insurance Services, Inc. from January 2000 until September 2005.

Item 7.01.	Regulation FD.

As noted in Item 5.02, the Company issued a press release related to Mr. Gibson’s retirement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Exhibits.

EXHIBIT NO.	DESCRIPTION
10.1	Separation Agreement of Jack W. Gibson

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hampton Roads Bankshares, Inc.

Date: May 22, 2009	By:	/s/ Douglas J. Glenn
Douglas J. Glenn
Executive Vice President,
Chief Operating Officer, and
General Counsel

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
10.1	Separation Agreement of Jack W. Gibson

99.1	Press Release